Exhibit 10.5

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is made and entered into effective as of August 24, 2020 (the “Effective Date”), by and between SMITH & WESSON SALES COMPANY (formerly known as Smith & Wesson Corp.), a Delaware corporation (“Sublandlord”), and AMERICAN OUTDOOR BRANDS, INC., a Delaware corporation (“Subtenant”).

RECITALS:

WHEREAS, Sublandlord and RCS – S&W FACILITY, LLC (“Landlord”), successor by assignment to Ryan Boone County, LLC, are parties to that certain Lease Agreement dated October 25, 2018, as amended by that certain First Amendment to Lease Agreement dated October 25, 2018, and as further amended by that certain Second Amendment to Lease Agreement dated January 31, 2020 (collectively, the “Master Lease”); and

WHEREAS, Sublandlord leases the improved real property located in Boone County, Missouri and described on Exhibit A from Landlord under the terms of the Master Lease, including, but not limited to, the approximately 633,020 square foot office and warehouse building and other improvements forming a part thereof (collective, the “Project”); and

WHEREAS, Subtenant desires to sublease from Sublandlord certain office space within said building containing approximately 43,402 square feet and certain warehouse space within said building containing approximately 317,813 square feet, which space is more particularly described on Exhibit B (collectively, the “Subleased Premises”); and

WHEREAS, Sublandlord has agreed to sublease the Subleased Premises to Subtenant upon the terms and conditions set forth in this Sublease.

NOW, THEREFORE, for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. Defined Terms. For purposes of this Sublease, the following terms shall have the meanings ascribed to them in this section. In addition, any term used in this Sublease that is not defined herein but is defined in the Master Lease shall have the meaning ascribed to it in the Master Lease.

“Affiliate” means, with respect to any party (the “Designated Party”), (A) any Person that, directly or indirectly, controls, is controlled by, or is under common control with the Designated Party, (B) any Person that, directly or indirectly, owns fifty percent (50%) or more of the voting interests or financial interests of the Designated Party, and (C) any Person in which the Designated Party or a Person described in subparagraph (B), directly or indirectly, owns fifty percent (50%) or more of the voting interests or financial interests. As used in the preceding sentence, the terms “control”, “controlled by” and “under common control with” mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary, Subtenant shall not be considered an Affiliate of Sublandlord for purposes of this Sublease and Sublandlord shall not be considered an Affiliate of Subtenant for purposes of this Sublease.

“Alterations” means alterations, additions, changes and improvements to the Subleased Premises, excluding maintenance, repairs and replacements (with substantially similar items).

“Applicable Laws” means all applicable governmental laws, statutes, codes, ordinances, rules, regulations, rulings, orders and decrees, now in force or hereafter enacted, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., or any successor thereto.

“Base Rent” shall have the meaning ascribed to it in Section 4(a).

“Building” means the building forming a part of the Project, as the same is modified, from time to time.

“Business Days” means Monday through Friday, excluding holidays on which national banking associations are authorized to be closed in Boone County, Missouri.

“Common Areas” means the Shared Building Areas and the Project Common Areas. “County” means Boone County, Missouri.

“Disqualified Person” means any Person who is engaged or whose Affiliate is engaged in the manufacture, assembly, sale, marketing or distribution of firearms, munitions and/or related accessories.

“Event of Force Majeure” means any strike, lockout, labor dispute, embargo, flood, earthquake, storm, lightning, fire, casualty, epidemic, pandemic, act of God, war, national emergency, civil disturbance or disobedience, riot, sabotage, terrorism, restraint by court order, unusually severe weather condition not reasonably anticipatable, or other occurrence beyond the reasonable control of the party in question; provided, however, Sublandlord’s or Subtenant’s lack of funds shall not constitute an Event of Force Majeure.

“Hazardous Substances” means all hazardous or toxic substances, materials, wastes, pollutants and contaminants that are listed, defined or regulated under Applicable Laws pertaining to the environment, human health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §§ 9601 to 9675, the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C.A. § 5101 et seq., the Resource Conservation and Recovery Act , 42 U.S.C.A. §§ 6921 to 6939e, the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251 to 1387, the Clean Air Act, 42 U.S.C.A. §§ 7401 to 7671q, the Emergency Planning and Community Right To Know Act, 42 U.S.C.A. §§ 11001 to 11050, the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601 to 2692, the Solid Waste Disposal Act, 42 U.S.C.A. §§ 6901 to 6992k, the Oil Pollution Act, 33 U.S.C.A. §§ 2701 to 2761, and the environmental laws of the State of Missouri, each as amended.

“Improvements” means the buildings, structures and other improvements forming a part of the Project, as the same are modified, from time to time.

“Incentive Agreements” means the agreements granting or establishing certain incentives in connection with the Project that are described on Exhibit C, as the same are amended, modified or supplemented, from time to time.

“Mechanical Systems” means the mechanical, electrical, plumbing, heating, air conditioning, elevator, sprinkler, fire protection and utility systems forming a part of the Project.

“Monetary Lien” means any monetary claim, judgment, mortgage, deed of trust, deed to secure debt, security interest or other similar encumbrance.

“Net Worth” means, with respect to any Person, the difference between such Person’s total assets and its total liabilities, excluding the amount of any negative goodwill and calculated in accordance with generally accepted accounting principles or other reputable accounting principles.

“Permitted Exceptions” means (A) the matters described on Exhibit D, (B) access and utility easements encumbering the Project entered into by Landlord or Sublandlord in accordance with the Master Lease, (C) the Incentive Agreements, and (D) the lien for real property taxes that are not yet delinquent.

“Permitted Uses” means (A) office uses, general administration, customer service, warehousing, product assembly, distribution, and fulfillment of customer orders; (B) product development in a manner substantially similar to Subtenant’s product development activities at the Project immediately prior to the Effective Date, and (C) activities incidental to such uses.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution or entity, including, without limitation, any governmental body, agency or department.

“PILOT Payments” means the payments in lieu of property taxes to be made with respect to the Project under the Incentive Agreements, including, but not limited to, any annual fees payable to the County or any department, official, treasurer, assessor, clerk, appraiser, accountant or legal counsel thereof and any fees payable to the Bond Trustee under the Incentive Agreements.

“Project” shall have the meaning ascribed to it in the second (2nd) recital above.

“Project Common Areas” means the areas, facilities, systems and equipment other than the Shared Building Areas that Sublandlord makes available for the general use or benefit of the tenants, subtenants and other occupants of the Project, as the same are modified, reconfigured, expanded or removed by Sublandlord, including, but not limited to, (A) Mechanical Systems generally serving the tenants, subtenants and other occupants of the Building, but excluding Mechanical Systems that exclusively serve the Shared Buildings Areas, the Subleased Premises or Sublandlord’s Retained Space, and (B) elevators, sidewalks, driveways, parking areas, curbing, trash enclosures, dumpsters, storm water detention and retention facilities, sewage treatment facilities, back-up generators, water towers, outdoor seating areas, retaining walls, landscaping, irrigation systems, and signs.

“Project Insurance Costs” means (i) all costs incurred by Sublandlord to maintain insurance covering the Project, including, without limitation, the Premises Property Insurance required under the Master Lease and all liability insurance that Sublandlord deems necessary or desirable in connection with the Common Areas or its operation thereof, (ii) all insurance costs that Sublandlord is required to pay to Landlord under the Master Lease, and (iii) all amounts paid by Sublandlord on account of loss and damage to or at the Project covered by such insurance that are within the deductibles thereof, including, without limitation, personal injury, death and property damage. The Project Insurance Costs shall not include the cost of Sublandlord’s commercial general liability insurance covering Sublandlord’s activities or operations within the Sublandlord’s Retained Space or property insurance covering Sublandlord’s personal property located in the Sublandlord’s Retained Space, but may cover any personal property of Sublandlord located in the Common Areas.

“Project Operating Costs” means all costs and expenses incurred by Sublandlord in connection with the operation, management, maintenance, repair, replacement and equipping of the Project, excluding Project Insurance Costs, Project Property Taxes and Shared Building Area Costs. Without limiting the generality of the foregoing, Project Operating Costs shall include: (A) the cost of operating, maintaining, repairing, replacing, lighting, repaving, striping, cleaning and painting the Project Common Areas, (B) management fees, (C) the cost of installing and maintaining common signage, (D) amounts incurred to maintain, repair and replace Mechanical Systems and other facilities that generally serve the Project, the Building or the Common Areas, but excluding Mechanical Systems and other facilities that exclusively serve the Shared Building Areas, the Subleased Premises or the Sublandlord’s Retained Space, (E) the costs incurred by Sublandlord to maintain the roof of the Building, (F) personnel costs (e.g. salaries, benefit costs and payroll taxes) for employees who devote all or substantially all of their time to the operation, management, maintenance, repair, replacement and/or equipping of the Common Areas, excluding any such costs included in Shared Building Area Costs, (G) the cost of services and supplies that Sublandlord furnishes generally to tenants, subtenants and other occupants of the Building or to the Common Areas, excluding any such costs included in Shared Building Area Costs, (H) the cost of utilities furnished to the Project that are not separately metered or sub-metered, (I) the rental charges for machinery and equipment used in connection with the operation, management, maintenance, repair, replacement or equipping of the Common Areas, excluding any such costs included in Shared Building Area Costs, (J) accounting, legal and other professional fees, (K) charges for landscape maintenance and snow and ice removal, (L) the cost of seasonal or holiday decorations, excluding any such cost included in Shared Building Area Costs, and (M) trash removal costs if provided by Sublandlord.

“Project Property Taxes” means (A) all real property taxes, ad valorem taxes, and assessments (general and special, public and private) levied against or imposed upon the Project; (B) all governmental fees and charges (including, without limitation, permit fees and storm water charges) levied against or imposed upon the Project, but excluding any governmental fees or charges due as a result of or in connection with the business operations of any tenant or occupant of the Building, (C) personal property taxes levied or imposed on any furniture, trade fixtures, equipment and other personal property belonging to Sublandlord that is located in the Common Areas or that is used by Sublandlord in connection with the operation, management, maintenance, repair or replacement of the Common Areas, and (D) PILOT Payments.

“Rent” means the Base Rent, additional rent and other sums that Subtenant is expressly required to pay Sublandlord under this Sublease.

“Rent Adjustment Dates” means each and every December 1 during the Term.

“Shared Building Area Costs” means all costs and expenses incurred by Sublandlord in connection with the operation, management, maintenance, repair, replacement and equipping of the Shared Building Areas, excluding Project Insurance Costs and Project Property Taxes. Without limiting the generality of the foregoing, Shared Building Area Costs shall include: (A) the cost of operating, maintaining, repairing, replacing, lighting, cleaning and painting the Shared Building Areas and any facilities and systems exclusively serving the same, including, without limitation, Mechanical Systems exclusively serving the Shared Building Areas, (B) the cost of separately metered or sub-metered utilities furnished to the Shared Building Areas, (C) personnel costs (e.g. salaries, benefits and payroll taxes) for employees who devote all or substantially all of their time to the operation, management, maintenance, repairs, replacing and/or equipping of the Shared Building Areas, (D) the cost of supplies and services that Sublandlord furnishes to the Shared Building Areas, (E) rental charges for machinery and equipment located in or exclusively serving the Shared Building Areas, (F) accounting, legal and other professional fees, and (G) the cost of reasonable seasonal or holiday decorations.

“Shared Building Areas” means the fitness facility, café, lockers, bathrooms, showers, server room, IT office, two (2) training rooms, one (1) shared conference room, one (1) shared storage area, reception area, lobby, landing area, corridors, hallways, security line, and related areas shown on Exhibit E, including, without limitation, all furniture, trade fixtures, equipment and other personal property that Sublandlord places in such areas for the general use or benefit the tenants, subtenants and other occupants of the Project.

“Sublandlord Exclusive Area” shall have the meaning ascribed to it in Section 6(d).

“Sublandlord’s Retained Space” means the space described on Exhibit F, which Sublandlord continues to lease and exclusively occupy as of the Effective Date.

“Subleased Premises” shall have the meaning ascribed to it in the third (3rd) recital above. The Subleased Premises shall not include any rights in or to the roof or exterior of the Building or the land lying beneath the Subleased Premises.

“Subtenant Exclusive Area” shall have the meaning ascribed to it in Section 6(d).

“Subtenant’s SBA Share” means, with respect to each calendar year during the Term, the greater of (i) sixty-one and three-tenths percent (61.3%), or (ii) the percentage equivalent of a fraction whose numerator is the average daily number of employees of Subtenant working at the Project during the immediately prior calendar year and whose denominator is the average daily number of employees of Subtenant, Sublandlord and any other tenant or occupant working at the Project during the immediately calendar year.

“Subtenant’s POC Share” means fifty-nine percent (59%).

“Subtenant’s PIT Share” means sixty-one and three-tenths percent (61.3%).

“Taking” means a taking by condemnation or eminent domain or a conveyance in lieu of such a taking.

“Term” means the term of this Sublease, as the same is extended or early terminated pursuant to the provisions hereof or any other written agreement entered into by Sublandlord and Subtenant.

2. Subleased Premises.

(a) Demise. Sublandlord hereby subleases the Subleased Premises to Subtenant during the Term, and Subtenant hereby subleases the Subleased Premises from Sublandlord during the Term, upon the terms and conditions set forth in this Sublease. Subtenant shall have access to the Subleased Premises and Subtenant Exclusive Areas twenty-four (24) hours per day, seven (7) days per week, throughout the Term, subject to the reasonable security controls, regulations and procedures established by Sublandlord for the Project, from time to time.

(b) Disclaimer. Except as otherwise expressly provided herein, Subtenant acknowledges and agrees that: (i) Sublandlord has not made, is not making and specifically disclaims any representation, warranty, guarantee or assurance to Subtenant regarding the Subleased Premises, the Common Areas or the Project, express or implied, including, without limitation, any representation, warranty, guaranty or assurance regarding title, physical condition, value, suitability, economic prospects, traffic flow, profit potential, compliance with Applicable Laws, zoning, environmental matters, Hazardous Substances, mold or mildew; (ii) the Subleased Premises are being leased to Subtenant in their present state and condition, “AS IS—WHERE IS” and with all faults; and (iii) Subtenant is responsible for all costs associated with placing the Subleased Premises in a condition fit for its use thereof, including, without limitation, the cost of all repairs, replacements and Alterations required to cause the Subleased Premises to comply with Applicable Laws.

3. Term. The term of this Sublease (the “Sublease Term”) shall commence on Effective Date and expire on December 31, 2038, unless earlier terminated or extended in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Sublease, if the Master Lease is terminated pursuant to the terms thereof, this Sublease shall terminate effective as of the date the Master Lease is so terminated; provided, the foregoing shall not be deemed to modify, limit or reduce the liability of Sublandlord or Subtenant, as applicable, as a result of any termination of the Master Lease due to or as a result of its default under this Sublease.

4. Rent.

(a) Base Rent. Throughout the Term, Subtenant shall pay Sublandlord base rent (the “Base Rent”) for the Subleased Premises in accordance with the terms of this section. Subject to the other terms hereof, the Base Rent shall be paid in equal monthly installments, in advance, with the first monthly installment of Base Rent being due ten (10) Business Days after the Effective Date and with subsequent monthly installments of Base Rent being due on the first (1st) day of each month thereafter during the Term. The monthly installment of Base Rent shall be prorated for any partial month during the Term. The Base Rent initially shall be One Million Eight Hundred Eighteen Thousand Seven Hundred Forty-Three and 04/100 Dollars ($1,818,743.04) per annum, payable in equal monthly installments of $151,561.92 per month. The Base Rent shall be subject to adjustment as expressly provided in this Sublease. On each Rent Adjustment Date during the Term, the Base Rent shall be increased by one and seventy-five hundredths percent (1.75%).

(b) Additional Rent. Subtenant agrees to pay Sublandlord of the following amounts (collectively, the “Additional Rent”): (i) Subtenant’s SBA Share of the Shared Building Area Costs allocable to each calendar year during the Term, prorated for any calendar year falling partially within the Term; (ii) Subtenant’s POC Share of the Project Operating Costs allocable to each calendar year during the Term, prorated for any calendar year falling partially within the Term; and (iii) Subtenant’s PIT Share of the Project Insurance Costs and Project Property Taxes allocable to each calendar year during the Term, prorated for any calendar year falling partially within the Term, subject to Section 5(e). Subtenant shall pay one-twelfth (1/12th) of Sublandlord’s reasonable estimate of the Additional Rent for each calendar year on or before the first (1st) day of each month during such calendar year. Following the end of each calendar year within the Term, Sublandlord shall furnish Subtenant with a final statement (the “Expense Statement”) showing the Shared Building Area Costs, Project Operating Costs, Project Insurance Costs and Project Property Taxes during such year and calculating the Additional Rent for such year. Notwithstanding anything to the contrary contained herein, if Sublandlord fails to charge Subtenant for any amount that may be included in Shared Building Area Costs, Project Operating Costs, Project Insurance Costs or Project Property Taxes within one (1) year after the end of the calendar year in which Sublandlord paid such amount, then Sublandlord shall cease to have the right to charge Subtenant for its share of such amount under this Section 4(b). If the estimated payments made by Subtenant pursuant to this section are not sufficient to cover the actual amount of the Additional Rent for any calendar year, then Subtenant shall pay Sublandlord the deficiency within thirty (30) days after Subtenant’s receipt of the Expense Statement for such year. If the estimated payments made by Subtenant pursuant to this section exceed the actual amount of the Additional Rent for any calendar year, then the excess shall be credited against the Rent next coming due after Subtenant’s receipt of the Expense Statement for such year; provided, any such excess existing at the end of the Term shall be refunded to Subtenant within thirty (30) days thereafter, except if Subtenant is in default hereunder, Sublandlord shall not be required to refund such excess until the default is cured by Subtenant.

Within one hundred eighty (180) days after its receipt of any Expense Statement, Subtenant or its authorized representatives may review Sublandlord’s records related to the Additional Rent detailed in such Expense Statement; provided such review shall be conducted at Sublandlord’s offices during normal business hours and Subtenant shall schedule such review at a time reasonably acceptable to Sublandlord. If any such review reveals that Subtenant has paid Sublandlord more than the Additional Rent for any year due under this section (an “Expense Overpayment”), then (i) Subtenant shall notify Sublandlord, in writing, of the Expense Overpayment within thirty (30) days after its completion of such review, and (ii) Sublandlord shall promptly refund the Expense Overpayment to Subtenant following its receipt of written notice thereof, excluding any amount that Sublandlord disputes. If any such review reveals an underpayment of the Additional Rent owed by Subtenant under this section for any year (an “Expense Underpayment”), then Subtenant shall pay to Sublandlord the Expense Underpayment within thirty (30) days after completion of such review. If Subtenant engages a third party to review any of Sublandlord’s records related to the Additional Rent, such third party must execute a confidentiality agreement, in form and substance reasonably acceptable to Sublandlord, prior to conducting any such review. Should Sublandlord reasonably dispute the results of any such review, the parties shall work in good faith to resolve such dispute for a period of thirty (30) days. Subtenant shall not use any person or entity to inspect, review or audit Sublandlord’s records related to Additional Rent whose fee is based, in whole or in part, on the results of such inspection, review or audit. Notwithstanding anything to the contrary contained herein, if Subtenant does not review Sublandlord’s records related to any Additional Rent within the one hundred eighty (180) day period provided under this section or Subtenant does not notify Sublandlord, in writing, of an Expense Overpayment within the period required under this section, then Subtenant shall cease to have any right to review such records or receive a refund of such Expense Overpayment.

(c) Late Charges. If Subtenant fails to pay any installment of Rent due under this Sublease within five (5) days after the same is due, then (i) Subtenant shall pay Sublandlord a late charge equal to five percent (5%) of such installment for the purposes of defraying Sublandlord’s administrative expenses relative to handling such overdue payment; and (ii) such installment shall bear interest from the date due until paid at the lesser of ten percent (10%) per annum or the maximum rate permitted under Applicable Laws (the “Default Rate”); provided, no such late fee or interest shall be due with respect to the first (1st) late installment of Rent during any twelve (12) month period so long as Subtenant pays such late installments of Rent to Sublandlord within ten (10) days after Sublandlord gives Subtenant written notice thereof. The parties agree that the provisions of this section are reasonable and shall not be deemed (i) a consent by Sublandlord to late payments, (ii) a penalty, (iii) a waiver of Sublandlord’s right to insist on the timely payment of Rent, or (iv) a waiver or limitation of the rights and remedies available to Sublandlord on account of the late payment of any Rent.

(d) Payment. Except as otherwise expressly provided herein, all Rent shall be paid by Subtenant to Sublandlord without deduction, demand, notice, offset or abatement, in U.S. Dollars. Subtenant shall deliver all Rent to Sublandlord at the address specified in Section 22 or such other place as Sublandlord may designate to Subtenant by written notice. Sublandlord may, at its option, require that Subtenant pay the Rent by electronic funds transfer to such account as Sublandlord may designate to Subtenant by written notice.

(e) Rental Taxes. If, at any time during the Term, (i) a tax or assessment is levied directly on any of the Rent, including, without limitation, any sale tax, or (ii) a tax or assessment, other than a general income tax, is imposed on Sublandlord that is based on the Rent, then Subtenant shall reimburse Sublandlord for such tax or assessment, from time to time, within thirty (30) days after Sublandlord’s written demand therefor.

5. Use and Operation.

(a) Use. Subtenant shall have the right to use the Subleased Premises for the Permitted Uses. Subtenant shall not use the Subleased Premises for any purpose other than the Permitted Uses, unless Subtenant obtains Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, qualified or delayed. If Subtenant desires to use the Subleased Premises for any purpose of other than the Permitted Uses, Sublandlord may require that Subtenant obtain the Landlord’s prior written consent. Subtenant shall conduct its operations and activities on the Subleased Premises in material compliance with all Applicable Laws. Subtenant shall indemnify, defend and hold harmless Landlord and Sublandlord from and against any third-party claims and associated lawsuits, governmental actions, obligations, liabilities, damages, costs and expenses (including, without limitation, court costs, litigation expenses and attorneys’ fees) caused by Subtenant’s failure to conduct its operations and activities at the Subleased Premises in compliance with Applicable Laws. Subtenant shall have the right to discontinue its operations in the Subleased Premises, in whole or in part, at any time Subtenant determines appropriate, in its sole and absolute discretion. Nothing contained in this Sublease shall be deemed to require Subtenant to use or occupy the Subleased Premises, and Subtenant’s vacation of the Subleased Premises or failure to use or occupy the Subleased Premises shall not constitute a default hereunder. Notwithstanding Subtenant’s election to discontinue its operations at the Subleased Premises, Subtenant shall comply with all of the terms of this Sublease, Subtenant shall not cancel electric or water service to the Subleased Premises, and the Subleased Premises shall continue to be fully heated and cooled as if the same were fully occupied.

(b) No Waste. Subtenant shall not commit or allow any waste to be committed with respect to any portion of the Subleased Premises by Subtenant or any of its employees, agents, subtenants, contractors, representatives, guests or invitees.

(c) Hazardous Substances. Subtenant may store, use, handle and generate Hazardous Substances at the Subleased Premises in connection with the Permitted Uses in commercial quantities normally associated therewith, in accordance with Subtenant’s practices immediately prior to the Effective Date, and in compliance with Applicable Laws. During the Term, Subtenant shall be responsible for disposing of all Hazardous Substances generated by Subtenant’s operations at the Subleased Premises (including, without limitation, the operations of its employees, Affiliates, contractors, subtenants and licensees operations at the Subleased Premises), at Subtenant’s expense. Subtenant shall comply with all Applicable Laws in connection with Subtenant’s storage, use, handling and generation of Hazardous Substances at the Subleased Premises. Upon the expiration or earlier termination of this Sublease or Subtenant’s right to possession of the Subleased Premises, Subtenant shall remove all Hazardous Substances being kept on the Subleased Premises by Subtenant, its employees, Affiliates, contractors, subtenants and licensees, in accordance with Applicable Laws. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord from and against all third-party claims and associated lawsuits, governmental actions, obligations, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and remediation costs) caused by Subtenant’s or any of its employees, agents, subtenants, contractors, representatives, guests or invitees use, generation, handling, storage, or release of any Hazardous Substances on, under or about the Subleased Premises or the Project during the Term in violation of Applicable Laws (any such release being referred to as “Subtenant Contamination”); provided, Subtenant Contamination shall not include any such release caused by Sublandlord or any of Sublandlord’s employees, agents, contractors or representatives. Subtenant’s indemnification obligations in this section shall include the obligation to defend Sublandlord and Landlord, with counsel reasonably satisfactory to each of them, in any proceedings, all at Subtenant’s expense. Subtenant’s indemnification obligations under this section shall survive the expiration or earlier termination of this Sublease and shall not be limited by any provisions of this Sublease limiting Subtenant’s liability hereunder. In the event of any Subtenant Contamination, Subtenant shall investigate, monitor, clean-up, remove, abate and remediate the Subtenant Contamination to the extent required to comply with Applicable Laws, including, without limitation, any requirements of a governmental authority imposed in accordance with Applicable Laws, and in a manner that does not materially interfere with Sublandlord’s or any of its other subtenants or licensees use of the Project.

Sublandlord shall not use, store, generate, release or discharge any Hazardous Substances on the Subleased Premises or Common Areas in violation of Applicable Laws. Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all third-party claims and associated lawsuits, governmental actions, obligations, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and remediation costs) caused by Sublandlord’s or any of its employee’s, Affiliate’s, contractor’s, representative’s or licensee’s release of any Hazardous Substances on, under or about the Subleased Premises or Common Areas during the Term in violation of Applicable

Laws (any such release being referred to as “Sublandlord Contamination”). Sublandlord’s indemnification obligations in this section shall include the obligation to defend Subtenant, with counsel reasonably satisfactory to Subtenant, in any proceedings, all at Sublandlord’s expense. Sublandlord’s indemnification obligations under this section shall survive the expiration or earlier termination of this Sublease and shall not be limited by any provisions of this Sublease limiting Sublandlord’s liability hereunder. In the event of Sublandlord Contamination, Sublandlord shall investigate, monitor and clean-up, remove, abate and remediate such Sublandlord Contamination to the extent validly required by any governmental authority under Applicable Law, and in a manner that does not materially interfere with Subtenant’s use of the Subleased Premises.

(d) Sanitation. Subtenant shall keep the Subleased Premises in a clean and sanitary condition, and Subtenant shall not permit undue accumulations of garbage, trash, rubbish or other refuse within the Subleased Premises. Subtenant shall keep all refuse in proper containers until disposal of such refuse from the Subleased Premises. Subtenant shall not mix or dispose of any Hazardous Substances with general office refuse or other non-regulated waste. Subtenant shall properly dispose of all refuse generated by Subtenant’s operations in the Subleased Premises, including, without limitation, all Hazardous Substances, in accordance with Applicable Laws.

(e) Compliance. Subtenant shall conduct its operations in the Subleased Premises in a manner that complies with all Applicable Laws. Subtenant shall not use the Subleased Premises, Subtenant’s Exclusive Area or the Common Areas in any manner that (i) constitutes a nuisance, (ii) materially interferes or materially disturbs with any other Persons use of the Project, or (iii) is illegal. Subtenant shall keep the Subleased Premises in a safe condition.

(f) Incentive Agreements. Subtenant shall not violate any of the Incentive Agreements. In addition, Subtenant shall comply with all covenants and obligations, on behalf of Sublandlord, under the Incentive Agreements pertaining to the Subleased Space, Subtenant’s operations at the Project (collectively, the “Subtenant Incentive Obligations”), including, without limitation, the timely provision of any and all employment information related to Subtenant’s employees required for submission pursuant to any compliance reports or other obligations under the Incentive Agreements and all insurance and maintenance requirements. Subtenant shall indemnify, defend and hold harmless the Landlord and Sublandlord from and against all third party claims (including, but not limited to, claims by the County) and resulting liabilities arising or resulting from Subtenant’s violation of the Incentive Agreements or Subtenant’s failure to comply with and satisfy all of the Subtenant Incentive Obligations or Subtenant’s default under this section or any of the Incentive Agreements. Notwithstanding anything to the contrary, Subtenant agrees to maintain seventy-five percent (75%) (“Subtenant’s QJ Share”) of the “Qualifying Jobs” as that term is defined in the Incentive Agreements, and Sublandlord agrees to maintain twenty-five percent (25%) (“Sublandlord’s QJ Share”) of the Qualifying Jobs.

(i) Subtenant shall pay any increase in the PILOT Payments owed by Sublandlord, any increase in the Project Property Taxes owed by Sublandlord, and any other amounts owed by Sublandlord under the Incentive Agreements (collectively, the “Incentive Recapture Obligation”) to the extent the Incentive Recapture Obligation is due solely to Subtenant’s violation of the Incentive Agreements, the Subtenant Incentive Obligations or this section;

(ii) Sublandlord shall pay any Incentive Recapture Obligation to the extent the Incentive Recapture Obligation is due solely to Sublandlord’s violation of the Incentive Agreements or this section; and

(iii) If Sublandlord and Subtenant both fail to maintain the number of Qualifying Jobs required under this section, based on Subtenant’s QJ Share and Sublandlord’s QJ Share, and there is any Incentive Recapture Obligation owed by Sublandlord due to such failure, then Subtenant shall pay a portion of such amounts as determined by the following formula:

(A) multiply Subtenant’s QJ Share by the total number of Qualifying Jobs required to be maintained in the applicable year pursuant to the Incentive Agreements and round to the nearest whole number in order to determine the number of Qualifying Jobs that are required to be maintained by Subtenant for such year;

(B) multiply Sublandlord’s QJ Share by the total number of Qualifying Jobs required to be maintained in the applicable year pursuant to the Incentive Agreements and round to the nearest whole number in order to determine the number of Qualifying Jobs that are required to be maintained by Sublandlord for such year;

(C) then, determine the percentage of the job shortfall attributable to Subtenant by dividing (i) the shortfall in the number of Qualifying Jobs actually employed by Subtenant for such year relative to the number of Qualifying Jobs attributable to Subtenant pursuant to Subtenant’s QJ Share by (ii) the total shortfall in Qualifying Jobs by both Subtenant and Sublandlord for such year; and

(D) multiply such percentage by the Incentive Recapture Obligation.

(g) Rules. Subtenant shall comply, and cause its employees, agents, subtenants, contractors, representatives, guests or invitees to comply, with all rules and regulations promulgated by Sublandlord or Landlord for the Subleased Premises and/or the Common Areas, as the same may be amended, modified or supplemented, from time to time (collectively, the “Rules”); provided, the Rules shall not materially increase Subtenant’s obligations, materially decrease Subtenant’s rights under this Sublease, or materially interfere with Subtenant’s use of the Subleased Premises in a manner that complies with the other terms of this Sublease. Sublandlord shall furnish Subtenant with a copy of the initial Rules within ten (10) Business Days after the Effective Date, and the parties shall execute an amendment attaching the initial Rules as an exhibit to this Lease and incorporating the same herein.

(h) Solar / Telecommunications Rights. Subtenant shall have the non-exclusive right to install solar and telecommunications equipment, systems and facilities serving the Subleased Premises at the Project, including, without limitation, on the roof of the Building; provided, (i) Subtenant shall not install any such solar or telecommunications equipment, systems or facilities unless it has obtained Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, qualified or delayed, (ii) Subtenant shall ensure such solar and telecommunication equipment, systems and facilities do not interfere with any of Sublandlord’s equipment, systems or facilities, and (iii) Sublandlord shall have the right to designate the location for any such solar or equipment, systems or facilities. Sublandlord may condition its approval of any such solar or telecommunications equipment on Subtenant obtaining Landlord’s written approval thereof. If Subtenant is permitted to install any solar or telecommunications equipment, systems or facilities on the rooftop pursuant to this section, Subtenant must comply with Section 9 below.

(i) Signage. Subtenant may install signs on any common exterior pylon or monument sign for the Project; provided Subtenant obtains Sublandlord prior written approval of such signs, which approval shall not be unreasonably withheld, qualified or delayed. Except for signs permitted under the preceding sentence, Subtenant shall not install any signs located or visible outside the Subleased Premises unless the same have been approved, in writing, by Sublandlord, which approval may be granted or withheld by Sublandlord in its sole and absolute discretion. Subtenant shall keep its signage at the Project in a good and attractive condition, and Subtenant shall ensure that such signage complies with all Applicable Laws and the Permitted Exceptions. Subtenant shall repair any damage to the Subleased Premises caused by the installation or removal of the Subtenant’s Signs.

6. Common Areas.

(a) Common Areas. Subject to and in accordance with the other terms of this Sublease, Subtenant and its employees and visitors shall have the non-exclusive right to use the Common Areas during the Term for their intended purpose. Unless Sublandlord and Subtenant agree otherwise, in writing, the Common Areas shall be open 24 hours per day, 7 days per week.

(b) Training and Conference Rooms. Sublandlord and Subtenant each shall have the right to use the training and conference rooms that are part of the Shared Building Areas, in accordance with reasonable scheduling procedures established by Sublandlord, from time to time. Subtenant and Sublandlord shall have equal rights to reserve and use such training and conference rooms in connection with its operations at the Project. Accordingly, Sublandlord shall use reasonable efforts to establish and administer the procedures governing the reservation and use of such training and conference rooms in a fair and non-discriminatory manner.

(c) Server and IT Room. Subject to and in accordance with the terms of this section, Subtenant and Sublandlord each shall have the non-exclusive right to use the “Server” room and “IT Office” that are part of the Shared Building Areas, as shown on Exhibit E (collectively, the “Shared IT Areas”), for the limited purpose of installing and operating computer servers, telecommunication systems and related equipment serving its operations at the Project and activities incidental thereto. Each of the parties shall place its computer servers, telecommunication systems and related equipment within the Shared IT Areas in locked and secure cabinets that are adequate to safeguard and protect the same. Access to the Shared IT Areas shall be limited to qualified IT personnel of Sublandlord and Subtenant. Sublandlord may establish reasonable rules, access controls and restrictions governing the Shared IT Areas to prevent access by unauthorized persons, and Subtenant shall comply with such rules, controls and restrictions. Each of the parties shall be responsible for securing, backing-up and safeguarding its computer servers, telecommunications systems and related equipment in the Shared IT Areas (and the information thereon). Sublandlord shall not be responsible or liable for any bad acts, criminal acts, theft, or misconduct of a third- party (including, without limitation, any malware, viruses, hacking, password attacks, denial of service attacks, phishing, hijacking or web jacking, or other cyber-attacks) affecting Subtenant’s computer servers, telecommunications systems and related equipment, or any information stored therein. In addition, Sublandlord shall not be responsible or liable for any damage to Subtenant’s computer servers, telecommunications systems and related equipment, or any information stored therein, caused by fire, casualty, utility interruption or other cause, unless due to Sublandlord gross negligence or willful misconduct. Each of the parties shall utilize the Shared IT Areas in a manner that: (i) does not materially interfere with the other parties use thereof; and (ii) does not overload or damage the Shared IT Areas or any of the utility lines or other systems serving the same. Prior to making any material changes to its servers, telecommunication systems and/or other equipment in the Shared IT Areas, each party shall coordinate with the other party in an effort to ensure that such changes do not adversely affect or interfere with the other party’s servers, telecommunication systems and/or equipment in the Shared IT Areas. Each of the parties shall keep the Shared IT Areas free of trash and debris resulting from its activities and shall promptly clean- up any mess that it causes therein.

(d) Loading Docks and Storage Areas. Subtenant shall have the exclusive right to use the driveways, trailer parking areas and outdoor storage areas shown as “Subtenant Exclusive Areas” on Exhibit A; provided, the same shall be maintained, repaired and replaced by Sublandlord as a part of the Common Areas and the cost of such maintenance, repairs and replacements shall be included in Project Operating Costs. Sublandlord shall have the exclusive right to use the driveways, trailer parking areas, guard house, truck queuing area and outdoor storage areas shown as “Sublandlord Exclusive Areas” on Exhibit A; provided, the same shall be maintained, repaired and replaced by Sublandlord as a part of the Common Areas and the cost of such maintenance, repairs and replacements shall be included in Project Operating Costs. Subtenant shall be responsible for securing the Subtenant Exclusive Areas, and Sublandlord shall be responsible for securing the Sublandlord Exclusive Areas.

(e) Risk of Loss. Subtenant shall bear the risk of loss with respect to any of its trade fixtures, furnishings, equipment, and other personal property placed in the Common Areas, and neither Sublandlord nor the Landlord shall be liable for any damage to or theft of the same, unless directly due to its gross negligence or willful misconduct. In addition, Sublandlord shall not be responsible or liable for any bad acts, criminal acts, theft, or misconduct of a third-party occurring in the Common Area or the Subtenant Exclusive Areas.

(f) Modification. Sublandlord may make non-material Alterations to the Common Areas, from time to time, in such manner as Sublandlord deems desirable, in its sole and absolute discretion. Sublandlord shall not make any material Alterations to the Common Areas unless Sublandlord obtains Subtenant prior written approval thereof, which approval shall not be unreasonably withheld, qualified or delayed. The work required to make any such changes or any repairs, maintenance or replacements to the Common Areas may temporarily interfere with Subtenant’s use of the Common Areas, and any such interference shall not constitute a constructive eviction of Subtenant, result in an abatement of Rent, relieve Subtenant from any of its obligations or liabilities under this Sublease, or otherwise give rise to a claim against Sublandlord. The Project Common Areas (or a portion thereof) may be closed, from time to time, by Sublandlord to the extent Sublandlord deems necessary to prevent the public or any person or entity from acquiring any rights or easements therein; provided, Sublandlord shall not close any of the Common Areas in a manner that materially interferes with Subtenant’s use of the Subleased Premises or the Subtenant Exclusive Areas.

7. Services.

(a) General. Sublandlord shall use reasonable efforts to furnish the following services during the Term (the “Sublandlord Services”):

(i) heating and air conditioning for the Shared Building Areas, at levels sufficient for the comfortable use thereof, during periods when the same are open; and

(ii) heating for warehouse space that is part of the Shared Building Areas, the Subleased Premises and the Sublandlord’s Retained Space, in accordance with Sublandlord’s practices immediately prior to the Effective Date or in such other manner as is mutually agreed upon by Sublandlord and Subtenant, in writing; and

(iii) general housekeeping service for the Shared Building Areas required to keep the same in a reasonably good order and reasonably clean condition; and

(iv) supplies for the Shared Building Areas, including, without limitation, the fitness facility, showers, restrooms and café, in accordance with Sublandlord’s practices immediately prior to the Effective Date or in such other manner as is mutually agreed upon by Sublandlord and Subtenant, in writing; and

(v) elevator service, 24 hours per day, 365 days per year, utilizing the elevators forming a part of the Common Areas, for non-exclusive use by Subtenant, Sublandlord and their respective employees, agents, subtenants, contractors, representatives, guests and invitees, provided, Sublandlord may impose reasonable restrictions, regulations and security requirements on the use of such elevators; and

(vi) security services for the Common Areas in such manner as Sublandlord’s deems appropriate, provided that Sublandlord shall have no obligation to provide a certain level of security and Sublandlord shall not be liable for the bad acts, criminal acts, theft, or misconduct of any third-party; and

(vii) electricity and lighting for the Common Areas to the extent required for the proper use and operation thereof, in accordance with Sublandlord’s practices immediately prior to the Effective Date or in such other manner as is mutually agreed upon by Sublandlord and Subtenant, in writing; and

(viii) electricity, 24 hours per day, 365 days per year, for (A) the lighting system and incidental outlets within the warehouse space that is part of the Building to the extent the same are not separately metered or sub-metered, and (B) electricity for portions of the Subleased Premises, Sublandlord’s Retained Space, the Sublandlord Exclusive Area, and the Subtenant Exclusive Area that are sub-metered; and

(ix) snow and ice removal and mitigation for the Project Common Areas to the extent Sublandlord reasonably deems appropriate and to the extent reasonably possible under the circumstances; and

(x) trash removal service for ordinary waste generated by the use of the Shared Building Areas and Subtenant’s and Sublandlord’s operations at the Project, provided, (A) Subtenant shall be responsible for transporting its waste to the dumpsters designated by Sublandlord, from time to time, and (B) Sublandlord may elect to discontinue providing waste removal service for Subtenant operations in the Subleased Premises (but not the Shared Building Areas) at any time (in which case the cost of waste removal from operations with the Subleased Premises and the Sublandlord’s Retained Space shall not be included in Project Operating Costs); and

(xi) hot and cold water as required for normal drinking, cleaning and lavatory purposes for the Shared Building Areas, the Subleased Premises and the Sublandlord’s Retained Space, at existing points of supply; and

(xii) sanitary sewer service for normal lavatory purposes for the Shared Building Areas, the Subleased Premises and the Sublandlord’s Retained Space, at existing points of supply.

All costs and expenses incurred by Sublandlord to provide the Sublandlord Services may be included by Sublandlord in the Shared Building Area Costs and the Project Operating Costs, as applicable; provided, the cost of sub-metered utilities for the Subleased Premises, Sublandlord’s Retained Space, the Sublandlord Exclusive Area, and the Subtenant Exclusive Area shall be paid by Subtenant and Sublandlord, as applicable, in accordance with Section 7(e) and shall not be included in Shared Building Area Costs or Project Operating Costs.

(b) Telecommunications and Data Service. All telecommunications, telephone, internet and data service (including, without limitation, the installation of any equipment with respect thereto) for the Subleased space shall be the sole responsibility and at the cost of Subtenant; provided, Sublandlord may require that Subtenant utilize the vendor or vendors providing such services to other portions of the Project.

(c) Extra Services. Upon request by Subtenant, Sublandlord may provide services that are extra or additional to those services described in Section 7(a); provided, Sublandlord shall not be obligated to provide any extra or additional services. Subtenant shall pay for any such extra or additional services provided by Sublandlord at Sublandlord’s reasonable rates for such services, from time to time. All charges for any such extra or additional services provided by Sublandlord shall be due and payable within fifteen (15) days after Subtenant receives Sublandlord’s bill therefor. If Subtenant fails to pay, when due, Sublandlord’s charges for any such extra or additional services, Sublandlord may discontinue providing any such extra or additional services, in addition to any other remedies available to Sublandlord under this Sublease, at law or in equity.

(d) Energy Conservation. Sublandlord’s compliance with any mandatory or voluntary energy, utility or resource conservation measures, including, without limitation, any such measures required under Applicable Laws, shall not be considered a violation of the terms of this Sublease and shall not entitle Subtenant to terminate this Sublease or result in the abatement or reduction of the Rent; provided, any voluntary energy, utility or resource conservation measures implemented by Sublandlord shall not materially interfere with the operation of Subtenant’s business in the Subleased Premises.

(e) Utilities. Subtenant shall pay directly to the applicable provider, when due, for all separately metered utilities exclusively serving the Subleased Premises and any equipment not located within the Subleased Premises but exclusively serving the Subleased Premises (including, without limitation, any HVAC units). As to all sub-metered utilities exclusively serving the Subleased Premises, the Subtenant Exclusive Area, any equipment therein, and/or any equipment not located within the Subleased Premises but exclusively serving the Subleased Premises (including, without limitation, any HVAC units), Subtenant shall reimburse Sublandlord, from time to time, for the actual cost of such utility service (including, without limitation, capacity charges, demand charges, taxes, and other fees), within fifteen (15) days after Subtenant’s receipt of a written invoice from Sublandlord, no more often than monthly. Sublandlord has installed or shall promptly install separate meters or sub-meters measuring the electricity furnished to Subleased Premises, Sublandlord’s Retained Space, the Sublandlord Exclusive Area and the Subtenant Exclusive Area; provided, Sublandlord may elect not to, at its option, separately meter or sub-meter the lighting system and/or any incidental outlets in the warehouse space of the Building. Subtenant shall reimburse Sublandlord for the reasonable cost of all meters and sub-meters installed by Sublandlord to measure electricity furnished to Subleased Premises and/or the Subtenant Exclusive Area, any equipment therein, and/or any equipment not located within the Subleased Premises but exclusively serving the Subleased Premises (including, without limitation, any HVAC units), within thirty (30) days after Subtenant’s receipt of a written invoice from Sublandlord. Subtenant shall ensure that all electricity furnished to the equipment in the warehouse space that is part of the Subleased Premises is separately metered or sub-metered.

(f) Interruptions. Unless due to the gross negligence or willful misconduct of Sublandlord or any of its agents, employees, contractors or representatives or any Sublandlord Default, Sublandlord shall not be liable for the interruption or cessation of any of the Sublandlord Services or any utility service and there shall be no abatement or reduction of the Rent as a result of any such interruption or cessation and any such disruption shall not relieve Subtenant of any of its obligations or liabilities under this Sublease. If any utility service to the Subleased Premises or any other portion of the Project is disrupted to such an extent that Subtenant cannot operate its business in the Subleased Premises for a period of more than seventy-two (72) hours due to Landlord’s or any of its agent’s, employee’s, contractor’s or representative’s affirmative negligent act or willful misconduct or any Sublandlord Default, then the Rent shall abate during the period Subtenant is unable to operate its business in the Subleased Premises due to such disruption. The interruption or cessation of the Sublandlord Services or any utility service to the Subleased Premises shall not result in constructive eviction, render Sublandlord liable to Subtenant for damages, or, except as otherwise expressly provided herein, relieve Subtenant from performance of Subtenant’s obligation under this Sublease.

(g) Subtenant Supplied Services. Notwithstanding anything to the contrary contained herein, Subtenant, at its sole cost and expense, shall contract directly with one or more Persons for general housekeeping and janitorial services with respect to the Subleased Premises. Subtenant shall obtain Sublandlord written approval of the Person or Persons providing such housekeeping and janitorial services to the Subleased Premises, and Sublandlord may, at its option, require that Subtenant utilize the Person providing cleaning services to other portion of the Project. In addition, Subtenant shall be solely responsible for obtaining, at its expense, all monitoring, alarm, and security services for the Subleased Premises that Subtenant deems necessary or desirable, and Sublandlord shall have no liability or responsibility for providing any such services to the Subleased Premises. In the event Subtenant desires to install any alarm, monitoring, access control or security system in or serving the Subleased Premises, Subtenant shall obtain Sublandlord’s prior written approval of the same. Subtenant acknowledges that it will be required to replace the card reader system used to control access to the Subleased Premises, at its expense, promptly after the Effective Date.

(h) Vendor Insurance & Compliance. Subtenant shall cause any vendors working at the Subleased Premises (but excluding vendors simply delivering products to the Subleased Premises) to maintain general liability insurance and other insurance reasonably required by Sublandlord, from time to time, which insurance shall name Sublandlord and Subtenant as additional insureds and satisfy Sublandlord’s reasonable insurance requirements. In addition, Subtenant shall cause evidence of such insurance coverage to be furnished to Sublandlord, from time to time, upon Sublandlord’s request. Any vendors performing work or providing services at the Subleased Premises shall be required by Subtenant to comply with all reasonable rules and regulations promulgated by Sublandlord, from time to time.

8. Maintenance and Repair.

(a) Subtenant’s Obligations. Except for repairs, maintenance and replacements to the Common Areas and the roof, foundation, floor slab, structural elements and exterior walls of the Project that are expressly Landlord’s responsibility under the Master Lease, Subtenant shall perform all repairs and maintenance required to keep the Subleased Premises and all equipment, systems and facilities exclusively serving the Subleased Premises in a reasonably good and clean condition, in good working order and in compliance with the Incentive Agreements (including, but not limited to, interior walls, windows, Mechanical Systems, interior lighting, cabinets, doors, locks, paint, wall coverings and floor coverings), excluding ordinary wear and tear and damage caused by fire, casualty or any Taking. All repairs and maintenance that are Subtenant’s responsibility under this Sublease shall be completed in a good and workmanlike manner and in compliance with all Applicable Laws. If any repairs, maintenance or replacements are required as a result of damage to the Subleased Premises or any equipment, systems or facilities exclusively serving the Subleased Premises directly caused by Sublandlord or its agents, employees, contractors or representatives, excluding ordinary wear and tear, damaged caused by fire or other casualty, and damage that is subject to the waiver set forth in Section 10(c), then Sublandlord shall reimburse Subtenant for the third party actual, verifiable and reasonable cost of such repairs, maintenance or replacements, within sixty (60) days of Sublandlord’s receipt of a written demand for the same from Subtenant, accompanied by reliable evidence of the costs for which reimbursement is sought.

(b) HVAC and Pest Control. During the Term, Subtenant shall retain: (i) a reputable and experienced contractor approved by Sublandlord, in writing, to conduct at least quarterly inspections and servicing of the HVAC systems exclusively serving the portions of the Subleased Premises located in the office building forming a part of the Project, including, but not limited to, at least quarterly filter changes, manufacturer recommended maintenance, and repairs determined to be necessary as a result of such inspections; and (ii) a reputable and experienced exterminator approved by Sublandlord, in writing, to perform at least quarterly inspections and treatments of the Subleased Premises to prevent pest infestations. If Sublandlord implements an HVAC maintenance program or pest control program for the Project, Subtenant shall participate in the same, including, without limitation, utilizing the service provider(s) under such program. Subtenant shall provide Sublandlord with copies of the HVAC contracts and pest control contracts that it is required to maintain under this section and all reports or maintenance information generated pursuant thereto. For avoidance of doubt, a heating or air conditioning unit shall not be deemed to exclusively serve the Subleased Premises or Sublandlord’s Retained Space in warehouse areas since the same are not enclosed by demising walls.

(c) Sublandlord Obligations. Except for portions of the Project that Landlord is required to maintain, repair and replace under the Master Lease, Sublandlord shall perform all repairs and maintenance required to keep the Common Areas in a reasonably good and clean condition, in working order and in compliance with the Incentive Agreements (including, but not limited to, any HVAC systems and utility lines that do not exclusively serve the Subleased Premises or the Sublandlord’s Retained Space, parking lot lights, parking areas, access drives, sidewalks, exterior utility lines and facilities, sewer treatment facilities, back-up generators, water towers, landscaping, storm water drainage, detention and/or retention facilities, and signage), excluding ordinary wear and tear, damage caused by fire, casualty or any Taking, and utility lines and facilities to be maintained by any utility company. In addition, Sublandlord shall perform all maintenance and repairs to the roof of the Building that are Sublandlord’s responsibility under the Master Lease. The gas heating units located in the warehouse space forming a part of the Subleased Premises and the Sublandlord’s Retained Space are part of the Project Common Areas and shall be controlled by and maintained, repaired and replaced by Sublandlord. The cost of all repairs, maintenance and replacements performed by Sublandlord pursuant to this section may be included by Sublandlord in Shared Building Area Costs and Project Operating Costs, as applicable. If any repairs, maintenance or replacements are required to the Project as a result of damage caused by Subtenant or its Affiliates, agents, employees, contractors or representatives, excluding ordinary wear and tear and damage that is subject to the waiver set forth in Section 10(d), then Subtenant shall reimburse Sublandlord or Landlord, as applicable, for the third party actual, verifiable and reasonable cost of such repairs, maintenance or replacements, within sixty (60) days of Subtenant’s receipt of a written demand for the same, accompanied by reliable evidence of the costs for which reimbursement is sought.

(d) Self-Help. In the event Subtenant fails to make any repairs, maintenance or replacements that are its responsibility under this Section 8 or fails to maintain any contracts required under Section 8(b) and Subtenant does not cure such failure within thirty (30) days after Sublandlord notifies Subtenant of the need for the same, in writing, then Sublandlord may (but shall not be obligated to) cure such failure on behalf of Subtenant and enter upon the Subleased Premises to the extent necessary in connection therewith; provided, in cases of emergency or where such failure creates an imminent risk of personal injury or property damage, Sublandlord may (but shall not be obligated to) immediately cure such failure. Subtenant shall reimburse Sublandlord, on written demand, for all reasonable costs incurred by Sublandlord to cure any such failure, plus Subtenant shall pay Sublandlord an administrative fee equal to five percent (5%) of such costs.

9. Alterations.

(a) Equipment. To the extent of Sublandlord’s rights under the Master Lease without Landlord’s approval, Subtenant may, without obtaining Sublandlord’s approval, install all equipment that Subtenant deems necessary or desirable in connection with the Permitted Uses, whether now existing or hereafter developed, so long as such equipment does not exceed the load bearing capacity or otherwise materially and adversely damage the structure of the Building, Subtenant complies with all Applicable Laws, the Master Lease and the other terms of this Lease, such equipment does not overload any utility or other system, Subtenant causes the power and other utilities connected to such equipment to be separately metered or sub-metered, and such equipment will not have a material adverse effect on Sublandlord’s use of Sublandlord’s Retained Space or the Common Areas; provided Subtenant shall not alter the roof, foundation or other structural elements of the Building, unless Tenant obtains Sublandlord’s prior written approval as provided below. For avoidance of doubt and without limiting Subtenant’s rights under this Section 9(a), Subtenant may, without obtaining Sublandlord’s consent, bolt its racking system to the floor slab in warehouse space that is part of the Subleased Premises; provided, Subtenant shall not materially damage the floor slab, Subtenant shall comply with the Master Lease and obtain any approvals from Landlord required thereunder, and Subtenant shall properly patch and restore the slab at the time any such racking is removed (and in all cases prior to the expiration or termination of this Lease). Prior to installing any equipment other than customary office equipment and warehouse racking, Subtenant shall notify Sublandlord, in writing. If Sublandlord reasonably determines that Master Landlord’s consent is required for the installation of any equipment or related Alterations, Sublandlord may require that Subtenant obtain Landlord’s written consent before installing such equipment or making such Alterations.

(b) Subtenant Alterations. Additionally, without obtaining Sublandlord’s approval, Subtenant may make (i) changes to floor coverings, wall coverings and paint of the interior of the Subleased Premises, and (ii) interior, non-structural Alterations to the Subleased Premises so long as such interior, non-structural Alterations do not require the Master Landlord’s consent under the Master Lease and the cost of any such Alterations on a per items basis or any group of related Alterations does not exceed the Alterations Threshold (as defined below) and the same do not affect any Mechanical Systems serving other portions of the Project; provided, such Alterations shall not exceed the load bearing capacity or otherwise materially and adversely damage the structure of the Building, Subtenant shall comply with all Applicable Laws, the Master Lease and the other terms of this Lease, Subtenant shall not overload any utility or other system, Subtenant shall cause power and other utilities connected to such Alterations to be separately metered or sub-metered, and such Alterations shall not have a material adverse effect on Sublandlord’s use of Sublandlord’s Retained Space or the Common Areas. The “Alterations Threshold” shall initially be One Hundred Thousand and No/100 Dollars ($100,000.00) and shall increase as and when the Alterations Threshold shall increase under the Master Lease. Except as otherwise expressly provided above, Subtenant shall not make any Alterations to the Subleased Premises, unless Sublandlord has approved such Alterations, in writing, which approval will not be unreasonably withheld, conditioned or delayed, except Sublandlord may withhold approval of any Alterations that affect the foundation, structural elements or exterior of the Building or any Mechanical Systems serving areas outside the Subleased Premises. Prior to commencing any Alterations other than changes to floor coverings, wall coverings and paint of the interior of the Subleased Premises, Subtenant shall notify Sublandlord, in writing. If Sublandlord reasonably determines that Master Landlord’s consent is required for any Alterations, Sublandlord may require that Subtenant obtain Landlord’s written consent before it commences such Alterations and Sublandlord may condition its approval of any proposed Alterations on Subtenant obtaining Landlord’s written approval thereof. In no event shall Subtenant have the right to make any Alterations to or that affect the Common Areas or the foundation and structural elements of the Project. All Alterations undertaken by Subtenant: (i) must be completed by Subtenant in a good and workmanlike manner and in compliance with Applicable Laws, the Permitted Exceptions, the Incentive Agreements and the other terms of this Sublease; (ii) must be completed using new materials of good quality; (iii) must not exceed the load bearing capacity of the Building or otherwise have a material adverse effect on the structural integrity of the Building; and (iv) must not increase the load on any of the Mechanical Systems beyond their published load limits or otherwise have a material adverse effect on the Mechanical Systems. Subtenant shall, at its expense, obtain all governmental permits and approvals required in connection with its Alterations or equipment installation. Subtenant shall complete all Alterations and equipment installations in a manner that does not interfere with Sublandlord’s operations at or use of the Project. If Sublandlord’s consent is required for any proposed Alterations under the other provisions of this section, Subtenant shall submit the construction plans and specifications for such Alterations to Sublandlord at the time Subtenant requests Sublandlord’s approval thereof and Subtenant shall complete such Alterations in accordance with the plans and specifications approved by Sublandlord. Subtenant shall pay the cost of its Alterations, when due.

(c) Roof Requirements. Subtenant shall not have the right to install any facilities on or make any Alterations to the roof of the Building, unless Subtenant obtains Sublandlord’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, it shall be reasonable for Sublandlord to withhold such consent if Sublandlord reasonably determines that the installation or Alterations requested would not comply with all Applicable Laws, void, violate or limit any roof warranty, not comply with the roof manufacturer’s recommendations and requirements, damage or exceed the load bearing capacity of the roof, or modify or adversely affect the structure of the roof. In the event that Sublandlord consents, in writing, to Subtenant installing any facilities on or making any Alterations to the roof of the Building, Subtenant shall: (i) cause the installation or Alteration to be completed in a good and workmanlike manner; (ii) comply with all Applicable Laws; (iii) not void, violate or limit any roof warranty; (iv) follow the roof manufacturer’s recommendations and requirements; (v) ensure the installation or Alteration does not damage or exceed the load bearing capacity of the roof; and (vi) obtain Sublandlord’s written approval of the contractor(s) who will perform the installation or Alteration, provided Sublandlord shall have the right to designate the contractor(s) that Subtenant must use to perform the installation or Alteration or Sublandlord may require that Subtenant obtain the roof manufacturer’s and Landlord’s approval of such contractor(s). Sublandlord may condition its approval of any such proposed installations or Alterations affecting the roof of the Building on Subtenant obtaining Landlord’s written approval thereof. If any warranty covering the roof is voided, violate or limited as a result of Subtenant’s acts, installations or Alterations, Subtenant shall reimburse Sublandlord and Landlord for the cost of all repairs and damages that it incurs which would have been covered by such warranty had the same not been so voided, violated or limited.

(d) No Liens. Notice is hereby given that Sublandlord and Landlord will not be liable for any work, services, materials or labor furnished to Subtenant, and no mechanic’s, materialmen’s or other lien arising or resulting from Subtenant’s acts or omissions (collectively, “Subtenant Liens”) shall attach to or affect Sublandlord’s or Landlord’s interest or estate in the Project. Subtenant shall keep the Project and its interest under this Sublease free and clear of all Subtenant Liens, including, but not limited to, liens for work, services, materials or labor furnished to Subtenant or alleged to have been so furnished. In the event Subtenant fails to discharge any Subtenant Lien encumbering the Project or Subtenant’s interest in this Sublease (by bonding, payment or other method) within twenty (20) days after the filing thereof, Sublandlord may (but shall not be obligated to) cause such lien to be released and discharged, in which event Subtenant shall reimburse Sublandlord for all costs it incurs in connection therewith, including, but not limited to, reasonable attorneys’ fees.

10. Insurance.

(a) Subtenant’s Insurance. Subject to the other terms hereof, throughout the Term, Subtenant shall maintain, at its sole cost and expense: (i) commercial liability insurance covering Subtenant’s activities and operations at the Project, with a combined single limit for bodily or personal injury, including (without limitation) death, of not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and an aggregate limit for such insurance of not less than Five Million and No/100 Dollars ($5,000,000.00); (ii) property insurance covering Subtenant’s furnishing, trade fixtures, equipment and other personal property at the Project, in an amount equal to at least one hundred percent (100%) of the replacement cost thereof, written on a “Causes of Loss, Special Form” basis or its equivalent (the “Subtenant Property Insurance”); (iii) business interruption insurance covering Subtenant’s business for at least twelve (12) months of operations; (iv) builder’s risk insurance in form and content satisfactory to Sublandlord during periods when any Alterations are being undertaken by or on behalf of Subtenant at the Project; (v) Workers Compensation insurance in compliance with Applicable Laws and with liability limits that satisfy all statutory requirements; and (vi) Employer’s Liability insurance with coverage of at least $1,000,000 per accident, $1,000,000 per person for disease and $2,000,000 policy limit for disease. Subtenant may satisfy the liability insurance requirements under this section, at Subtenant’s option, with the combination of a base liability insurance policy and an umbrella liability insurance policy. The insurance policies that Subtenant is required to obtain under this Sublease shall be issued by a reputable insurance company licensed to do business in the State of Missouri that have an A.M. Best Insurance Reports rating of at least A- (or its equivalent). Subtenant’s liability insurance shall name Sublandlord, Landlord, the County, and, upon Landlord’s written request, any Fee Mortgagee and Landlord’s property manager, if any, as additional insureds, and Subtenant’s builder’s risk insurance shall name Sublandlord as loss payee. All insurance required under this section shall be consistently maintained without gaps in coverage. If Subtenant fails to maintain any of the insurance required under this Sublease, then Sublandlord or Landlord may (but shall have no obligation to) purchase such insurance, on behalf of Subtenant, in which event Subtenant shall reimburse Sublandlord or Landlord, as applicable, for the reasonable cost of such insurance, upon demand. Within ten (10) days after Sublandlord or Landlord’s written request, and in any event, before the expiration of the current policy, Subtenant shall provide Sublandlord and Landlord with certificates of insurance evidencing the insurance that Subtenant is required to maintain hereunder and appropriate renewals. No failure by Subtenant to maintain the insurance required hereunder shall relieve Subtenant of any liability hereunder. Subtenant shall cause the contractor or contractors performing any Alterations to obtain, and furnish Sublandlord with reliable evidence of, commercial general liability insurance coverage with liability limits for personal injury, death and property damage of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and naming Sublandlord, Landlord, Landlord’s lender, property manager, and the County as Additional Insureds. Subtenant’s insurance shall provide primary coverage when any insurance policy issued to Sublandlord or Landlord provides duplicate or similar coverage. In no event shall the amount of Subtenant’s insurance coverage limit the liability of the Subtenant. Unless Sublandlord agrees otherwise, in writing, the deductibles under Subtenant’s insurance shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00). Sublandlord shall have the right to require, from time to time, that Subtenant increase the amount of its insurance coverage and/or obtain additional insurance coverage so long as Sublandlord is acting in a commercially reasonable manner

(b) Sublandlord’s Insurance. Throughout the Term, Sublandlord shall maintain all the insurance that is its responsibility under Master Lease, except Sublandlord may elect not to maintain any such insurance to the extent Subtenant maintains the same pursuant to Section 10(a).

(c) Subtenant’s Waiver of Insured Claims/Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Subtenant hereby waives all claims that it may have against Sublandlord, Landlord and their respective Affiliates, owners, directors, officers, employees, agents, contractors and representatives for losses and damages that are actually covered by its insurance or that would have been covered had it maintained the insurance required under this Sublease. If possible on commercially reasonable terms, Subtenant shall cause the insurers issuing its insurance to waive all of their subrogation rights against Sublandlord, Landlord and their respective Affiliates, owners, directors, officers, employees, agents, contractors and representatives and shall supply Sublandlord and Landlord with appropriate evidence confirming that such waiver is in effect. For the purposes of this section, Subtenant shall be deemed to be insured against losses and damages that are within the deductible of any of its insurance policies. The provisions of this section shall apply to claims regardless of cause or origin, including, without limitation, claims arising due to negligence.

(d) Sublandlord’s Waiver of Insured Claims/Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Sublandlord hereby waives all claims that it may have against Subtenant and its Affiliates, owners, directors, officers, employees, agents, contractors and representatives for losses and damages that are actually covered by Sublandlord’s insurance or that would have been covered had it maintained the insurance required under this Sublease. If possible on commercially reasonable terms, Sublandlord shall cause the insurers issuing its insurance to waive all of their subrogation rights against Subtenant and shall supply Subtenant with appropriate evidence confirming that such waiver is in effect. For the purposes of this section, Sublandlord shall be deemed to be insured against losses and damages that are within the deductible of any of its insurance policies. The provisions of this section shall apply to claims regardless of cause or origin, including, without limitation, claims arising due to negligence.

11. Fire & Casualty.

(a) Restoration. If any portion of the Project is damaged by fire or other casualty and the Master Lease is not terminated by either Sublandlord or Landlord in accordance with the terms thereof, then Sublandlord shall diligently perform all repairs and replacements necessary to restore the Project to the condition existing immediately prior to such fire or casualty in accordance with the terms of the Master Lease, subject to delays caused by any Event of Force Majeure; provided, (i) Subtenant shall be solely responsible for restoring or replacing Subtenant’s furnishing, trade fixtures, equipment and other personal property at the Project, (ii) Sublandlord shall have the right to make Alterations to the Project to the extent required to comply with Applicable Laws, and (iii) Sublandlord shall have the right to make Alterations to the Sublandlord’s Retained Space permitted under the Master Lease or approved by Landlord.

(b) Termination. In the event the Master Lease is terminated due to any damage to the Project caused by fire, casualty, condemnation or other cause, this Sublease shall terminate. If this Sublease is terminated on account of any damage to the Project caused by fire or other casualty, Sublandlord shall be entitled to all insurance proceeds paid on account of such damage, except amount paid on account of loss or damage to Subtenant’s furnishing, trade fixtures, equipment and other personal property at the Project.

(c) Abatement. The Rent shall not abate, in whole or in part, as a result of any damage to the Project caused by fire or other casualty.

12. Condemnation.

(a) Restoration. In the event this Sublease is not terminated after a Taking of any portion of the Project, Landlord is responsible for restoring the Project in accordance with the Master Lease, and Sublandlord shall take all reasonable action to enforce such obligation of Landlord with due diligence.

(b) Termination. In the event the Master Lease is terminated automatically or by Landlord or Sublandlord due to any Taking of the Project or portion thereof, this Sublease shall terminate. If a material portion of the Subleased Premises is permanently taken as a result of any Taking and the remainder of the Subleased Premises is not suitable from Subtenant’s use thereof (based on the manner in which Subtenant was utilizing the Subleased Premises immediately prior to such Taking), then Subtenant shall have the right to terminate this Sublease by giving written notice to Sublandlord within thirty (30) days after Subtenant is notified of such Taking, in writing.

(c) Abatement. In the event the Master Lease is not terminated as a result of a Taking of any portion of the Project, there shall be no abatement of the Rent, except to the extent there is a reduction in the Monthly Rent payable under the Master Lease for any month due to the Taking of a portion of the Subleased Premises or due to the effect of any Condemnation Restoration Work on the Subleased Premises, then the monthly installment of Base Rent for such month shall be reduced by such amount. In no event shall there be a reduction in the Base Rent due to a Taking of any areas outside the Subleased Premises or any Condemnation Restoration Work related to such areas.

(d) Awards. All awards paid on account of any Taking of the Project shall be allocated between Landlord and Sublandlord in accordance with the terms of this Master Lease and Subtenant shall not be entitled to any portion thereof; provided, if any amounts are expressly awarded on account of Subtenant’s moving expenses or Subtenant’s Alterations to the Subleases Premises and Sublandlord receives such amounts under Master Lease, then Subtenant shall be entitled to such amounts.

13. Assignment and Subletting.

(a) Assignment and Subletting. Subtenant shall not assign this Sublease or sublet any portion of the Subleased Premises, unless Subtenant has obtained Sublandlord’s prior written consent, which consent may be granted or withheld by Sublandlord in its sole and absolute discretion. Notwithstanding anything to the contrary contained herein, Sublandlord may condition its consent to any assignment of this Sublease by Subtenant or any subletting of the Subleased Premises (or portion thereof) on Subtenant obtaining Landlord’s written approval thereof. Subtenant agrees to reimburse Sublandlord for all reasonable legal fees and other costs incurred by Sublandlord in connection with any permitted assignment of this Sublease or any permitted subletting of the Subleased Premises (or portion thereof) by Subtenant, upon written demand. Subtenant shall deliver to Sublandlord copies of all documents executed in connection with any permitted assignment of this Sublease or any permitted subletting of the Subleased Premises (or portion thereof) by Subtenant, which documents must be in form and substance reasonably satisfactory to Sublandlord and must require that the assignee assume performance of all terms of this Sublease to be performed by Subtenant in the case of an assignment or require that the subtenant comply with all the terms of this Sublease applicable to Subtenant in the case of a sublease. No acceptance by Sublandlord of any Rent or other sum from an assignee or subtenant shall be deemed a consent to Subtenant’s assignment of this Sublease or subletting of the Subleased Premises (or a part thereof). Except to the extent expressly permitted hereunder, Subtenant shall not allow any other Person to occupy the Subleased Premises (or any portion thereof). Sublandlord’s consent to an assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. Sublandlord shall have the right to collect the rent payable by any subtenant of Subtenant and apply the same to Subtenant’s obligations under this Sublease, and no further instruments shall be required for Sublandlord to exercise such right; provided Subtenant agrees to execute any instruments reasonably requested by Sublandlord for the purposes of allowing it to collect such rents.

(b) Transfer of Ownership Interests. An assignment of this Sublease by Subtenant shall be deemed to have occurred if in a single transaction or in a series of transactions more than forty- nine percent (49%) of the ownership interests (whether stock, partnership interests, membership interests or other) in Subtenant are, directly or indirectly, sold, transferred, conveyed or assigned; provided, the provisions of this section shall not apply to Subtenant at any time when the stock of Subtenant or its parent company is publicly traded on a recognized national securities exchange so long as Subtenant is owned or controlled, directly or indirectly, by a Disqualified Person.

(c) No Disqualified Person. Notwithstanding anything to the contrary, in no event shall this Sublease by assigned to any Disqualified Person without the prior written approval of Sublandlord, which approval may be granted or withheld by Sublandlord in its sole and absolute discretion.

(d) No Release. Notwithstanding any assignment of this Sublease or subletting of the Subleased Premises, Subtenant shall remain primarily responsible for the satisfaction of its obligations and liabilities hereunder, and such responsibility shall not be limited, affected, diminished or discharged by any event whatsoever, including, but not limited to, the compromise or settlement (with or without release) of any other person or entity liable for the payment of Subtenant’s liabilities and/or the performance of Subtenant’s obligations under this Sublease, Sublandlord’s failure to file suit against any assignee of Subtenant (regardless of whether such assignee is becoming insolvent, is believed to be about to leave the state or any other circumstance), Sublandlord’s failure to give Subtenant notice of any default, the unenforceability of any provision of this Sublease against an assignee of Subtenant due to bankruptcy discharge or otherwise, Sublandlord’s failure to insist upon the strict performance of the terms of this Sublease, the extension, modification or amendment of this Sublease, any subsequent assignment of this Sublease or subletting of the Subleased Premises (whether or not consented to by Sublandlord) or Sublandlord’s failure to exercise diligence in collection. Any assignment of this Sublease or subletting of the Subleased Premises (or portion thereof) not approved by Sublandlord, in writing, shall, at Sublandlord’s option, be void.

14. Master Lease. Except as expressly set forth below, this Sublease and all rights of Subtenant hereunder are subject and subordinate to the terms, conditions and provisions of the Master Lease. Subtenant shall not violate any of the terms of the Master Lease. Notwithstanding anything contained herein, Sublandlord and Subtenant hereby agree that Subtenant shall not have any right to any portion of the proceeds of any insurance proceeds or awards belonging to Landlord under the Master Lease on account of any loss or damage caused by fire, casualty or a Taking. Except for the payment of rent owed by Sublandlord under the Master Lease and other obligations that Sublandlord is expressly required to satisfy under this Sublease, Subtenant shall perform and be bound by all of Sublandlord’s obligations under the Master Lease to the extent, but only to the extent, (i) such obligations first arise during the Term and (ii) (A) relate to the Subleased Premises or (B) the use of the Subleased Premises or the Project by Subtenant or any of its employees, agents, subtenants, contractors, representatives, guests or invitees. If Subtenant notifies Sublandlord of any default under the Master Lease by Landlord or any unsatisfied obligation that Landlord’s responsibility under the Master Lease, Sublandlord shall endeavor, in good faith and due diligence, to enforce the terms of the Master Lease; provided, nothing herein shall obligate Sublandlord to commence any litigation before Sublandlord deems it advisable in its reasonable discretion.

15. Subtenant Default.

(a) Events of Subtenant Default. Subtenant shall be deemed in default under this Sublease upon the occurrence of one (1) or more of the following events (a “Subtenant Default”):

(i) Subtenant’s failure to pay any Rent when due, unless such failure is cured by Subtenant within seven (7) days after it receives written notice from Sublandlord; or

(ii) Subtenant’s failure to comply with any of the terms of this Sublease other than those related to the payment of Rent, unless such failure is cured by Subtenant within twenty (20) days after Sublandlord gives written notice of such failure to Subtenant, provided if such failure cannot reasonably be cured within the aforementioned twenty (20) day period, then no Subtenant Default shall be deemed to have occurred so long as Subtenant commences to cure such failure within twenty (20) days after receiving written notice from Sublandlord and completes such cure within a reasonable time thereafter; or

(iii) the filing by or against Subtenant of a petition (voluntary or involuntary) (A) seeking to have Subtenant declared bankrupt or insolvent or seeking to reorganize Subtenant, or (B) seeking the appointment of a receiver or trustee for all or a substantial portion of Subtenant’s assets, unless the petition is dismissed within ninety (90) days after its filing; or

(iv) any assignment of all or substantially all of Subtenant’s assets for the benefit of its creditors.

(b) Remedies. Upon the occurrence of any Subtenant Default, Sublandlord may, in addition to any other remedies available hereunder, at law or in equity:

(i) Without terminating this Sublease, enter upon and take possession of the Subleased Premises, expel or remove Subtenant, relet the Subleased Premises on such terms and conditions as Sublandlord deems advisable, and receive the rent therefor, with or without due process and Subtenant hereby expressly waives any and all claims for damages resulting therefrom. In the event Sublandlord elects to exercise the remedy provided under this subsection, Subtenant agrees to reimburse Sublandlord for (A) any third-party actual, verifiable and reasonable costs and expenses that Sublandlord incurs to effect compliance with Subtenant’s obligations under this Sublease through the date the Subleased Premises are relet, plus Subtenant shall pay Sublandlord an administrative fee equal to five percent (5%) of such costs and expenses, (B) the costs Sublandlord incurs to recover possession of the Subleased Premises from Subtenant, including, but not limited to, reasonable attorneys’ fees, (C) the market brokerage commissions, advertising costs and other similar expenses Sublandlord incurs to relet the Subleased Premises, and (D) all damages that Sublandlord suffers as a result of such default or the termination of Subtenant’s right to possession of the Subleased Premises, including, without limitation, the difference between the Rent that Subtenant is required to pay hereunder during the remainder of the Term and the rent received by Sublandlord on account of such reletting during the remainder of the Term, which amount shall be paid monthly, in arrears. In the event Sublandlord is successful in reletting the Subleased Premises at a rental in excess of that agreed to be paid by Subtenant pursuant to the terms of this Sublease, Sublandlord shall be entitled to retain such excess, provided any such excess that is allocable to periods falling within the Term shall be first applied to pay the costs Sublandlord incurs to relet the Subleased Premises (including, without limitation, costs and expenses that Sublandlord incurs to effect compliance with Subtenant’s obligations under this Sublease, the costs Sublandlord incurs to recover possession of the Subleased Premises, the brokerage commissions, advertising costs and other similar expenses Sublandlord incurs to relet the Subleased Premises, and the cost of Alterations to the Subleased Premises paid for by Sublandlord) and then to reduce any other amounts Subtenant owes Sublandlord hereunder.

(ii) Terminate this Sublease, in which event Subtenant shall immediately surrender the Subleased Premises to Sublandlord, and if Subtenant fails to do so, Sublandlord may enter upon and take possession of the Subleased Premises and expel or remove Subtenant. In the event this Sublease is terminated pursuant to this subsection, Subtenant agrees to reimburse Sublandlord for: (A) any unpaid Rent that was due and owing prior to such termination, (B) any third-party actual, verifiable and reasonable costs and expenses that Sublandlord incurs to effect compliance with Subtenant’s obligations under this Sublease through the date of such termination, (C) the third-party actual, verifiable and reasonable costs Sublandlord incurs to recover possession of the Subleased Premises from Subtenant, including, but not limited to, reasonable attorneys’ fees, and (D) any other damages that Sublandlord reasonably incurs as a result of the termination of this Sublease or Subtenant’s default hereunder.

(iii) Without terminating this Sublease, enter upon the Subleased Premises, by force if necessary, without being liable for prosecution or any claim for damages thereof, and do whatever Subtenant is obligated to do under the terms of this Sublease, and Subtenant agrees to reimburse Sublandlord, on demand, for any third-party actual, verifiable and reasonable costs and expenses which Sublandlord may incur in effecting compliance with Subtenant’s obligations under this Sublease, plus Subtenant shall pay Sublandlord an administrative fee equal to five percent (5%) of such costs and expenses.

(iv) Pursue any other remedy available at law or in equity, subject to the limitations set forth in the other provisions of this Sublease.

The foregoing remedies are cumulative and non-exclusive, and the exercise by Sublandlord of any of its remedies under this Sublease shall not prevent the subsequent exercise by Sublandlord of any other remedies provided herein. All remedies provided for in this Sublease may, at the election of Sublandlord, be exercised alternatively, successively, or in any other manner. Sublandlord shall use reasonable efforts to mitigate the damages it suffers that arise out of or result from a Subtenant Default. In no event shall Subtenant be liable to Sublandlord for any punitive or exemplary damages as a result of its default under this Sublease. No provision of this Sublease shall be deemed to have been waived by Sublandlord, unless such waiver is in writing and signed by Sublandlord. No custom or practice between the parties in connection with the terms of this Sublease shall be construed to waive or lessen Sublandlord’s right to insist upon strict performance of the terms hereof. No act by Sublandlord with respect to the Subleased Premises shall be deemed to terminate this Sublease, including, but not limited to, the acceptance of keys or the institution of dispossessory proceedings; it being understood that this Sublease may only be terminated by express written notice from Sublandlord to Subtenant, and any reletting of the Subleased Premises shall be presumed to be for and on behalf of Subtenant, unless Sublandlord expressly provides otherwise in writing to Subtenant.

16. Sublandlord Default.

(a) Events of Sublandlord Default. Sublandlord shall be deemed in default under this Sublease (a “Sublandlord Default”) if, but only if: (i) Sublandlord fails to comply with any of the terms of this Sublease and such failure is not cured by Sublandlord within thirty (30) days after Subtenant gives written notice of such failure to Sublandlord, provided if such failure cannot reasonably be cured within the aforementioned thirty (30) day period, then no Sublandlord Default shall be deemed to have occurred so long as Sublandlord commences to cure such failure within thirty (30) days after receiving written notice from Subtenant and completes such cure within a reasonable time thereafter; or (ii) the Master Lease is terminated due to any default thereunder by Sublandlord not caused by or resulting from Subtenant’s default under this Sublease or any acts or omissions of Subtenant or any of its Affiliates, employees, agents, subtenants, contractors, representatives, guests or invitees.

(b) Remedies. Upon the occurrence of any Sublandlord Default, Subtenant may terminate this Sublease. The rights and remedies granted to Subtenant under this section shall be in addition to, and not in lieu of, the rights and remedies available to Subtenant at law or in equity on account of any Sublandlord Default; provided, notwithstanding anything to the contrary, in no event shall Sublandlord be liable for consequential, exemplary or punitive damages or lost profits as a result of its default under this Sublease. Subtenant shall use reasonable efforts to mitigate the damages it suffers that arise out of or result from a Sublandlord Default.

(c) Self-Help. If Sublandlord fails to make any repairs, maintenance or replacements to the Subleased Premises or the Common Area that are Sublandlord’s express responsibility under this Sublease and such failure has a material adverse effect on Subtenant’s operations in the Subleased Premises, then Subtenant may perform such repairs, maintenance and replacements unless Sublandlord commences the same within two (2) Business Days after receiving written notice from Subtenant; provided, if the conditions giving rise to the need for such repairs or replacements create an imminent and material risk of personal injury or property damage at the Subleased Premises, then Subtenant may undertake such repairs, maintenance or replacements after endeavoring, in good faith, to contact Sublandlord regarding the need for the same, unless Sublandlord agrees to immediately begin diligent efforts to complete such repairs, maintenance or replacements. If Subtenant undertakes any repairs, maintenance or replacements pursuant to this Section 16(c) that are Landlord’s responsibility under this Sublease, then Sublandlord shall reimburse Subtenant for the reasonable costs that Subtenant incurs in connection therewith. If Sublandlord fails to pay any amounts that it owes Subtenant under this Section 16(c) within thirty (30) days after Sublandlord’s receipt of a written invoice for such amount from Subtenant, then Subtenant shall have the right to deduct such amounts from the Base Rent until it is fully reimbursed for such amount; provided, (i) in no event shall such deductions exceed fifty percent (50%) of any installment of Base Rent due hereunder, and (ii) Subtenant shall not have the right to deduct any such amount to the extent Sublandlord notifies Subtenant, in writing, that Sublandlord disputes the same until such dispute is resolved by written agreement signed by Sublandlord and Subtenant or a final and unappealable court order.

17. Indemnity.

(a) Except to the extent caused by Sublandlord, Landlord or any of their respective agents, employees, contractors or representatives, Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord from and against all claims, demands, lawsuits, liabilities, losses, damages, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation expenses) arising or resulting from: (i) Subtenant’s use of the Subleased Premises; or (ii) any act, negligence or willful misconduct of Subtenant or any of its Affiliates, employees, agents, subtenants, contractors, representatives, guests or invitees in or about the Project. Subtenant shall not have the right to make any admission or statement on behalf of any party that it is required to indemnify under this section or to bind any such indemnified party without its prior written approval, which approval may be withheld in the indemnified party’s sole and absolute discretion.

(b) Except to the extent caused by Subtenant, Landlord or any of their respective agents, employees, contractors or representatives, Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all third-party claims and resulting demands, lawsuits, liabilities, and losses arising or resulting from the use of the Common Areas by Sublandlord or any of its Affiliates, employees, agents, subtenants, contractors, representatives, guests or invitees. Sublandlord shall not have the right to make any admission or statement on behalf of any party that it is required to indemnify under this section or to bind any such indemnified party without its prior written approval, which approval may be withheld in the indemnified party’s sole and absolute discretion.

(c) The provisions of this section shall survive the expiration or termination of this

Sublease.

18. Waiver. Except to the extent caused by the affirmative negligent act or willful misconduct of Sublandlord or Sublandlord Default, Subtenant hereby expressly waives and releases all claims it may, now or hereafter, have against Sublandlord and any of its owners, directors, officers, employees, agents, contractors and representatives as a result of any injury, damage to property, or interruption of Subtenant’s use of the Subleased Premises or Common Area caused by (i) wind, water, flooding, snow, ice, act of God or act of nature, (ii) any interruption of utility service, (iii) any defect in the Subleased Premises or Project (latent or otherwise), (iv) any failure of a mechanical system, electrical system, plumbing system or heating and air conditioning system, (v) the backing up of any sewer pipe or downspout, or (vi) the bursting, breaking, leaking or running of any tank, tub, washstand, water closet, drain or pipe. Nothing herein shall be deemed to limit the provisions of Section 10(c).

19. Bankruptcy. In the event the Master Lease is rejected in a proceeding under the United States Bankruptcy Code or similar statutes relating to insolvency, possession of the Subleased Premises by Subtenant shall be deemed to be possession of the Subleased Premises by Sublandlord.

20. Subtenant’s Quiet Enjoyment. Subject to the other terms of this Sublease, Sublandlord covenants that Subtenant’s possession of the Subleased Premises shall not be dispossessed by Sublandlord or any party claiming by, through or under Sublandlord so long as there is no uncured Subtenant Default.

21. Retained Rights. Sublandlord shall have the right to install pipes, conduits, lines, wires, vents, ducts and other incidental facilities in the Subleased Premises and Common Areas; provided (i) Sublandlord shall not materially interfere with Subtenant’s use of the Subleased Premises, (ii) Sublandlord shall promptly repair any damage to the Subleased Premises or Common Areas resulting therefrom, and (iii) Sublandlord shall pay the cost of installing any such items to the extent the same exclusively serve Sublandlord’s Retained Space.

22. Notices. All notices, consents, approvals and other communications (collectively, “Notices”) that may be or are required to be given by either Sublandlord or Subtenant under this Sublease shall be properly made only if in writing and sent to the address of Sublandlord or Subtenant, as applicable, set forth below, as the same is modified in accordance herewith, by hand delivery, U.S. Certified Mail (Return Receipt Requested) or nationally recognized overnight delivery service.

If to Sublandlord:	Smith & Wesson Sales Company
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: President

with a copy to:	Smith & Wesson Brands, Inc.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: General Counsel

If to Subtenant:	American Outdoor Brands, Inc.
1800 N. Route Z
Columbia, MO 65202
Attn: President

with a copy to:	American Outdoor Brands, Inc.
1800 N. Route Z
Columbia, MO 65202
Attn: Chief Legal Officer

TD Bank, N.A. 2 West Main St., 2nd Floor
Waterbury, CT 06702
Attn: AOB Products Account Manager

Either party may change its address for Notices by giving written notice to the other party in accordance with this provision. Notices shall be deemed received on the date of actual delivery; provided if either Sublandlord or Subtenant refuses to accept the delivery of any Notice, such notice shall be deemed to have been actually delivered on the date of such refusal.

23. Right of Entry. Sublandlord and Landlord shall have the right to enter the Subleased Premises, the Subtenant Exclusive Areas and other portions of the Project to: (i) conduct inspections; (ii) perform maintenance, repairs and replacements that are its responsibility under this Sublease or the Master Lease; (iii) show the Subleased Premises and Project to purchasers, lenders, and prospective purchasers and lenders; and (iv) show the Subleased Premises to prospective tenants during the last twelve (12) months of the Term; provided, Sublandlord shall use commercially reasonable efforts to avoid interference with the use and enjoyment of the Subleased Premises and Sublandlord shall give Subtenant at least twenty-four (24) hours advance notice (verbal or written) prior to entering the Subleased Premises pursuant to subparagraph (iii) or (iv) above. In the event emergency conditions exist which materially threaten the Subleased Premises and Subtenant is not diligently addressing the same, Sublandlord or Landlord may immediately enter the Subleased Premises to prevent or mitigate the emergency conditions or damage or injury to persons or property, and no such entry shall require prior notice to Subtenant or constitute an eviction hereunder; provided, Sublandlord shall use reasonable efforts not to interfere with Subtenant’s operations or damage Subtenant’s property.

24. Surrender. Upon the expiration or earlier termination of this Sublease, Subtenant shall (i) quit and surrender possession of the Subleased Premises to Sublandlord in broom clean condition and in the condition required by the Master Lease, (ii) remove all of Subtenant’s furnishing, moveable trade fixtures, equipment and personal property from the Subleased Premises, and (iii) provide Sublandlord with the keys or combinations for all locks in the Subleased Premises. Subtenant shall promptly repair all damage to the Subleased Premises, the Building and the Project resulting from the removal of Subtenant’s furnishings, trade fixtures, equipment and other personal property.

25. Miscellaneous.

(a) Construction. Unless the context indicates otherwise, (i) the terms “hereof”, “hereunder,” “herein” and similar expressions refer to this Sublease as a whole and not to any particular article, section or paragraph, (ii) the singular includes the plural and the masculine gender includes the feminine and neuter, and (iii) all references to articles, sections and subsections refer to the articles, sections and subsections of this Sublease. The titles of the articles, sections and subsections of this Sublease are for convenience only and shall not affect the meaning of any provision hereof. Sublandlord and Subtenant have agreed to the particular language of this Sublease, and any question regarding the meaning of this Sublease shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS LEASE, TIME SHALL BE CONSIDERED OF THE ESSENCE.

(b) Estoppel Certificates. Within ten (10) Business Days after its receipt of a written request from the other party, Sublandlord or Subtenant, as applicable, shall execute and deliver to the other party or its designee a written statement certifying to the extent true (i) that this Sublease is unmodified and in full force and effect (or if there have been modifications, that this Sublease as modified is in full force and effect and identifying the modifications), (ii) that, to its actual knowledge, without imputation, neither Sublandlord nor Subtenant is in default under this Sublease and no circumstance exists which with the giving of notice, the passage of time, or both, would constitute such a default (or, if either party is in default or a circumstance exists which with the giving notice, the passage of time, or both, would constitute such a default, then the nature of such default or circumstance shall be set forth in detail), (iii) that there are no actions, whether voluntary or otherwise, pending against it under the bankruptcy laws of the United States or any state thereof, and (iv) any other facts related to the status of this Sublease or the condition of the Subleased Premises or the Project, but only to the extent of the certifying party’s actual knowledge thereof.

(c) Force Majeure. Subject to the other terms of this section, the period of time that Sublandlord or Subtenant has to perform any of its obligations under this Sublease shall be extended by the amount of time that performance of such obligation is prevented by an Event of Force Majeure. Notwithstanding anything to the contrary, neither the provisions of this section nor the occurrence of any Event of Force Majeure shall (i) extend the Commencement Date, (ii) excuse, extend or abate Subtenant’s obligation to pay Rent and other sums that it owes hereunder, (iii) excuse Subtenant’s inability to perform its obligations hereunder because of inadequate finance, or (iv) excuse Subtenant’s failure to surrender the Subleased Premises to Sublandlord, in accordance with the requirements of this Sublease, upon the expiration or termination of this Sublease or Subtenant’s right to possession of the Subleased Premises.

(d) Holdover. Unless Sublandlord expressly agrees otherwise, in writing, if Subtenant remains in possession of the Subleased Premises after the expiration or earlier termination of this Sublease, then Subtenant shall be deemed a tenant at sufferance on all of the terms of this Sublease, except the Monthly Rent shall equal one hundred fifty percent (150%) of the Monthly Rent due during the month immediately preceding the expiration or termination hereof. The foregoing sentence shall in no event be construed to permit Subtenant to remain in possession of the Subleased Premises after the expiration or termination of this Sublease. Subtenant shall be liable to Landlord and Sublandlord for all losses, costs, damages and expenses (including, without limitation, consequential damages, reasonable attorney’s fees, court costs and litigation expenses) that either of them suffers or incurs because of any holding over by Subtenant. Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all claims, lawsuits, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) that either of them suffers or incurs as a result of Subtenant’s failure to immediately surrender possession of the Subleased Premises upon the expiration or termination of this Sublease, in accordance with the terms hereof.

(e) Financial Certificates. If the stock of Subtenant is not traded on a national United States stock exchange, then Subtenant shall, upon written request from Sublandlord (but not more frequently than once during any calendar year) submit to Sublandlord either a certified copy of Subtenant’s most recently prepared financial statements, prepared in accordance with U.S. generally accepted accounting principles, or a certified statement setting forth Subtenant’s Net Worth signed by an officer of Subtenant. Sublandlord shall keep confidential all financial statements, certificates and information that Subtenant furnished to Sublandlord pursuant to this section, except to the extent (i) such financial statements, certificates and information is available to the general public, (ii) Subtenant is required to disclose such financial statements, certificates and information in order to comply with Applicable Laws, and (iii) Sublandlord discloses the same to its lender and prospective lenders, to prospective purchasers of Sublandlord’s interest in the Project, and to Landlord and its lenders, prospective lenders and prospective purchasers.

(f) Brokers. Subtenant and Sublandlord each (i) represents and warrants to the other that it has not dealt with any real estate broker, finder or listing agent in connection with this Sublease, and (ii) agrees to indemnify, defend and hold harmless the other from and against any claim for a commission, fee or other compensation made by a broker, finder or listing agent with whom it has dealt (or allegedly dealt). The provisions of this section shall survive the expiration or termination of this Sublease.

(g) Successors and Assigns. This Sublease shall be binding on the Sublandlord, Subtenant and their respective successors and assigns.

(h) Relationship. Nothing contained in this Sublease shall be deemed or construed as creating a partnership, joint venture, agency or other similar relationship between Sublandlord and Subtenant.

(i) Severability. If any provision of this Sublease is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Sublease will not be affected, and in lieu of each provision that is found to be illegal, invalid or unenforceable, a provision will be added as a part of this Sublease that is as similar to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Entire Agreement and Modification. This Sublease constitutes the entire agreement between the parties with respect to the Subleased Premises, and all prior negotiations and understandings shall be deemed incorporated herein. This Sublease may only be amended or modified by a written instrument signed by both Sublandlord and Subtenant.

(k) No Waiver. No waiver by Sublandlord or Subtenant of any provision or breach of this Sublease shall be deemed to have been made unless the same is in writing, and no waiver of any provision or breach of this Sublease shall be deemed a waiver of any other provision or breach. Sublandlord’s or Subtenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Sublandlord’s or Subtenant’s consent to or approval of any subsequent act.

(l) Submission. The submission of this Sublease does not constitute an offer, and this document shall become effective and binding only upon the execution and delivery hereof by both Sublandlord and Subtenant. Furthermore, copies of this Sublease that have not been executed and delivered by both Sublandlord and Subtenant shall not serve as a memorandum or other writing evidencing an agreement between the parties.

(m) Memorandum of Sublease. Upon either party’s written request, Sublandlord and Subtenant shall promptly execute and record a memorandum of this Sublease in substantially the form attached as Exhibit G; provided the cost of recording such memorandum shall be borne by the requesting party. This Sublease shall not be recorded in its entirety unless Sublandlord and Subtenant agree otherwise, in writing.

(n) Attorney Fees. In the event of any lawsuit between the parties arising from or relating to this Sublease, the prevailing party in such lawsuit shall be entitled to recover its reasonable costs, expenses and attorneys’ fees from the non-prevailing party therein, including, but not limited to, court costs, professional fees and other litigation expenses through all appellate levels and in bankruptcy court. This section shall survive the expiration or termination of this Sublease.

(o) Exhibits. Sublandlord and Subtenant acknowledge and agree that all exhibits and addenda referenced in this Sublease are attached hereto and incorporated herein by reference.

(p) Governing Law. This Sublease shall be governed by the laws of the State of Missouri.

(q) WAIVER OF TRIAL BY JURY. EACH OF SUBLANDLORD AND SUBTENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS SUBLEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE SUBLEASED PREMISES, THE PROJECT, THE DEALINGS OF SUBLANDLORD AND SUBTENANT WITH RESPECT TO THIS SUBLEASE (OR ANY AGREEMENT ENTERED INTO PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS SUBLEASE OR THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(r) Sublandlord’s Liability. Notwithstanding anything to the contrary contained in this Sublease, the liability of Sublandlord to Subtenant for the default by Sublandlord under the terms of this Sublease shall be limited to Subtenant’s actual, but not consequential, damages and shall be recoverable only from Sublandlord. Sublandlord’s shareholders, partners, members, officers and directors shall have no personal liability whatsoever under this Sublease. Sublandlord shall have the right to assign all its rights and obligations under this Sublease in connection with an assignment of Sublandlord’s interest in the Master Lease, and in such event and upon such assignment, Sublandlord shall be released from any further obligations and liabilities under the Sublease, except for obligations and liabilities arising as a result of any matters occurring prior to such assignment of Sublandlord interest in the Master Lease. If Sublandlord assigns its interest in the Master Lease to any Person, such Person must assume, in writing and for the benefit of Subtenant, all of Sublandlord’s obligations and liabilities under this Sublease first arising from and after the date of such assignment.

(s) Consents. Unless otherwise expressly stated herein, whenever Sublandlord’s or Subtenant’s consent is required under this Sublease, such consent shall not be unreasonably withheld, qualified or delayed.

(t) Cooperation. Upon either party’s request (the “Requesting Party”), the other party agrees to cooperate with, assist and join in the Requesting Party’s efforts to obtain any governmental permits, licenses and approvals that the Requesting Party deems necessary or desirable for its use of the Project or any Alterations; provided, (i) the Requesting Party’s actions do not and will not result in a violation of this Sublease or the Master Lease, and (ii) the other party shall not be required to incur any costs, liabilities or obligations in connection therewith.

(u) Counterparts and Signatures. This Sublease may be executed in separate counterparts and it shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Amendment. Electronic signatures shall be valid and sufficient to bind any party to this Sublease. Signatures to this Sublease transmitted by facsimile, email or other electronic transmission (for example, through the use of a Portable Document Format or “PDF file) shall be valid and effective to bind the party so signing. The exchange of copies of this Sublease and of signature pages by electronic mail or other means of electronic transmission (including, without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution, delivery and performance of this Sublease as to the parties. Signatures of the parties transmitted by electronic mail or other means of electronic transmission (including, without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Sublease on the date first above written.

Sublandlord:

Smith & Wesson Sales Company

By:	/s/ Mark P. Smith
Name: Mark P. Smith
Title: President

Subtenant: American Outdoor Brands, Inc.
By:	/s/ Brian D. Murphy
Name: Brian D. Murphy
Title: President and Chief Executive Officer